Exhibit 4.11

Agreement of Cooperation on Tencent Advertising Services between Service Provider and Tencent

Party A: OptAim (Beijing) Information Technology Company Limited

Party B: Beijing Tencent Culture Media Co., Ltd.

Party A is an entity incorporated and operated according to law and wishes to apply to become a service provider of Tencent Advertising Service Platform legally operated by Party B and to promote Tencent Advertising services. Party B agrees to accept Party A’s application. The Parties enter into the following agreement upon consensus through negotiation:

1. Definitions

Unless expressly agreed otherwise, the following terms shall have the following meanings in this Agreement:

1.1 Tencent Advertising Service Platform: refers to the advertising platform (including Guangdiantong System, the advertising service system of WeChat Official Platform, and brand schedule advertising system, subject to those provided by Tencent Advertising Service Platform, referred to as “Tencent Platform”) independently researched, developed and operated by Party B or its affiliates or partners which can provide traffic procurement and marketing promotion, fee statistics, data query, material management and other Tencent advertising services. Advertisers/service providers can display their advertising in different media through Guangdiantong System, Tencent Alliance Advertising, advertisements in Moments, advertisements in WeChat Official Platform, Tencent Video Advertising, Tencent News Advertising, QQ.com Advertising and other channels of Tencent Platform according to Tencent Platform Rules. The services provided by Party B through the Tencent Advertising Service Platform are collectively referred to as “Tencent Advertising Services”.

1.2 Service Provider: refers to the legal person or other organization that has the right to promote Tencent Advertising Services to advertisers according to law upon review and approval of Party B. The Service Provider will register corresponding Tencent platform account, referred to as the “Service Provider Account”, according to the specific type of Tencent Advertising Service of its choice, or directly enter into a separate advertising execution form with Party B to apply for and implement the placement of advertising.

1.3 Advertiser: refers to the subject that advertises and promotes products and services to users through Tencent Advertising Service Platform, including sub-client advertiser and direct advertiser.

1.4 Sub-Client Advertiser: refers to the advertiser introduced by Service Providers who uses Tencent Advertising Services, referred to hereinafter as “Sub-Clients”.

1.5 Traffic Owners: refer to the operators of websites, games, applications, software and other media (such as QQ, WeChat, Tencent Video, Tencent News and other apps, etc.) who provide related pages and locations for display of advertising, including but not limited to Party B’s affiliates, Party B’s partners and other subjects.

1.6 Media: refers to websites, games, applications, etc. that are operated by Traffic Owners and provide display pages and locations for advertising, including but not limited to Tencent, QQ, Qzone, WeChat, Tencent Video, Tencent News and other products operated by Party B or Party B’s affiliates, as well as websites, games, applications, and other products operated by partners of Party B.

1.7 Advertising: refers to the information content that is designed and produced by Advertisers or that Advertisers entrust others to design and produce according to law, including but not limited to pictures, text, video and flash, etc. Advertising is used to promote the own brands of the Advertisers or the goods or services produced or sold by Advertisers. Advertising includes advertising materials and landing pages.

1.8 Landing Page: refers to the content to which the Advertising is directed, that is, the page that the user obtains after it clicks the Advertising.

1.9 Promotion Target: refers to products or services promoted directly or indirectly by Advertising, including but not limited to the WeChat Official Accounts and webpages that are directly targeted by the Landing Pages.

1.10 Advertising Expenses: refer to the costs of using Tencent Advertising Services. The payment methods include but are not limited to CPC (Cost per Click), CPT (Cost per Time) and CPM (Cost per Impression), which shall be subject to the specific rules of Tencent Platform.

1.11 Tencent Platform Rules: refer to relevant rules that the Service Providers and Advertisers need to observe when using the Tencent Platform, including but not limited to access rules, advertising review and approval standards, standards of non-compliance penalties, program trading management practices, rebate policies, management rules for Service Providers and the agreements, rules, norms, etc. related to Tencent Advertising that may be released in the future. Relevant content may be manifested in various forms such as website announcements, written documents, notices and FAQs. The Service Providers and Advertisers shall comply with them.

1.12 Management Rules for Service Providers: refer to the agreements and rules related to services, marketing, use of services and other activities of Service Providers, and the agreements, rules, and norms related to Service Providers that may be issued in the future, which are collectively referred to as “Management Rules for Service Providers”. Relevant content may be manifested in various forms such as written documents, notices and FAQs. Service Providers shall comply with them.

1.13 Laws and Regulations: refer to relevant laws, regulations, departmental rules and industry norms of the People’s Republic of China (including Hong Kong, Macao and Taiwan), the location of Service Providers/Advertisers , and the countries and regions where the Advertising is actually displayed.

2. Rules for Service

2.1 Party A shall promote the Tencent Advertising Services in a legal and proper way, including but not limited to complying with the following provisions:

(1) Party A shall assign personnel responsible for Tencent Advertising Services, expand market through market events, advertisement and other positive and active means, and protect Party B’s corporate and brand image, according to the principles of good faith and mutual benefit. Party A shall attract Sub-Clients by quality client service, and shall not commit unfair competition by means of low price or rebates etc.

(2) Party A shall develop Sub-Clients as the Tencent Advertising Service Provider, and shall not do so in the name of Party B or its affiliate direct or indirectly, nor mislead the Sub-Clients to believe that Party B contact them on behalf of Party B or its affiliate, unless as otherwise agreed by the parties.

(3) Party A shall not solicit Sub-Clients in any improper way, including but not limited to copying, counterfeiting or forging directly the official website of Tencent Advertising Service Platform (including but not limited to the advertising placement port system), and thus misleading any third party to believe that any website operated by Party A is the official website of Tencent Advertising Service or making any third party to confuse Party A’s website or system with the official website or system of Tencent Advertising Service.

(4) Party A shall not use technology or other means to damage or disrupt the operation of Tencent’s platform or interfere with the use of Tencent’s platform by others, nor produce and disseminate methods to achieve the aforementioned objectives, nor counterfeit, or use any counterfeited, Tencent platform products (including but not limited to counterfeiting Tencent Advertising Services) to misunderstand or confuse users.

2.2 Party A shall provide true, legal and valid supporting documents of Party A and any Advertiser in accordance with the Tencent Platform Rules (all documents must be affixed with the official seal or signed by relevant party), including but not limited to:

(1)             Business licenses and other identification documents, and other production and operating qualifications, etc.

(2)             Complete, legitimate and effective contact information such as email address, telephone number and domicile address, etc.

(3)             Other necessary certification documents, including but not limited to product quality inspection certificates, authorization documents, and advertisement review forms, etc.

If the above supporting documents change, Party A shall notify Party B in writing within 3 working days from the date of change, or shall make such change in accordance with Tencent Platform Rules.

2.3 Tencent Platform Rules may be unilaterally adjusted at any time in accordance with its operational arrangements or legal and regulatory requirements, including but not limited to formulation and adjustment of the types of access entities (e.g., natural persons and legal entities, etc.), design standards for Advertising, review rules for Advertising, industry access categories, qualification review scope, rebate policy, service provider management rules, and collection or exemption of certain amount or percentage of the security deposit for certain industries and circumstances, according to the operation strategy of Traffic Owners. Party A understands and agrees that:

(1)             Party B has the right to inform Party A of Tencent Platform Rules through one or more of the ways including SMS, instant message (such as QQ and WeChat), e-mail, self-service system, on-site news and website announcements on its own or through Tencent Platform. Party A shall promptly review relevant content.

(2)             Party A shall abide by the adjusted Tencent Platform Rules which take effect from the effective date specified in the notification. The adjustment of Tencent Platform Rules may cause changes in access standards and promotion standards. No party may require Party B to provide services on the grounds of the old standards.

(3)             If Party A disagrees with the aforementioned adjustments of Tencent platform rules, Party A shall immediately stop using Tencent Advertising Services and notify Party B in writing of termination of this Agreement. If Party A continues to use Tencent Advertising Services in any way, Party A shall deem it as Party A’s approval and acceptance of relevant Tencent Platform Rules.

(4) Where Party A no longer meets relevant requirements of Tencent platform rules after the above adjustment, Party A shall immediately contact Party B in writing and modify, change and supplement relevant supporting documents, or immediately stop using Tencent Advertising Services and notify in writing Party B to terminate this Agreement. Otherwise, Party B has the right to terminate provision of the Services immediately. All legal consequences arising therefrom shall be borne by Party A solely.

2.4 Tencent Platform may involve multiple kinds of platform services (such as Guangdiantong System, the advertising service system of WeChat Official Accounts, brand schedule advertising system). Party A has the right to select any specific kind of Tencent Platform advertising services based on its needs, and register any service provider account or enter into any advertising execution form according to the kind of service it selects, and comply with relevant service rules and agreements. Party A understands and agrees that:

(1) Party A shall carefully keep its service provider account and password. Party A has the right to authorize any third party to operate its service provider account according to the rules of Tencent Platform, provided that Party A shall always be fully responsible for any act and result under its account.

(2) The service provider account and Sub-Client management rules or the advertisement execution form requirements may vary with the Tencent Advertising Services. Party A shall establish relationship at Tencent Platform according to its selected kind of service and Sub-Clients, or shall sign the advertisement execution form marking expressly the information of Sub-Clients, to ensure that it is fully authorized to assist the Sub-Clients to use Tencent Advertising Service Platform, and shall procure the Sub-Clients to comply with corresponding rules of Tencent Platform.

(3) The Sub-Clients may manage their Tencent Platform accounts by themselves or entrusting any third parties (including but not limited to any service providers or agents of Tencent Advertising Service Platform). Partial Tencent Platform may provide connecting channels for Party A and Sub- Clients. Party A shall establish, manage or cancel its relationship with Sub-Clients according to their agreement and the rules of Tencent Platform.

Party A shall ensure the Sub-Clients are aware of and agree to follow the rules of Tencent Platform, and the Sub-Clients are willing to use Tencent Advertising Services. Unless as otherwise agreed, Party B shall not may any undertaking on the volume of visits, sales, and playbacks after Party A and the Sub-Clients use Tencent Advertising Services.

Party A and the Sub-Clients shall negotiate all matters by themselves with respect to fee collection, promotion and placement, invoicing, refund of fee, and use of Tencent Advertising Services. However, Party A shall not make any agreement or undertaking relating to Party B in any form without written consent of Party B. Party A shall resolve any dispute with Sub-Clients by itself, without involving Party B.

Party A shall be independently responsible to verify whether the qualifications, Advertising, and Promotion Targets submitted by Sub-Clients comply with relevant laws and regulations and the requirements of this Agreement, and ensure that Sub-Clients has the right to place relevant advertisements.

2.5 Party A shall abide by relevant laws and regulations and ensure that Sub-Clients shall not implement the following activities or provide convenience for such activities, including but not limited to:

(1)             Objecting to the basic principles set by the Constitution.

(2)             Endangering national security, reveal state secrets, subvert state power, and undermine national unity.

(3)             Damaging national honors and interests.

(4)             Inciting ethnic hatred and ethnic discrimination, and undermine national unity.

(5)             Destroying national religious policy and promote cults and feudal superstitions.

(6)             Spreading rumors, disrupt social order and undermine social stability.

(7)             Disseminating obscenity, pornography, gambling, violence, homicide, terror, harassment, vulgarity or instigate others to commit any crime.

(8)             Insulting or slandering others or infringe the legal rights and interests of others.

(9)             Infringing other people’s legal rights such as intellectual property rights and business secrets.

(10)      Fabricating facts or concealing the truth to mislead and deceive others.

(11)      Implementing illegal Internet activities such as gaming, gambling games, “private servers” and “ plug-ins”.

(12)      Other behaviors in violation of public order or good practices or prohibited by laws and regulations.

2.6 Where any service provider set up advertisement requirements at Tencent Advertising Service Platform or enters into advertisement execution form with Party B, Party A shall understand the media may be revised or upgraded where the Traffic Owner’s business needs. In such case, Party A and Party B shall negotiate amicably to ensure the revision or upgrade will not affect display of advertisement. If there is any error or missing in display of advertisement, or if Party A’s advertisement is not displayed timely due to any upgrade or change of advertising resources, Party B shall compensate Party A with the advertising resources of equivalent value to display the advertisement. Apart from that, Party B shall not assume any liability.

2.7 Tencent Advertising Service Platform may provide big data analysis capacity for service providers or advertisers. The data used by any service provider or advertiser shall be true data collected, acquired or generated legally in the ordinary course of business, and have been taken appropriate security measures (including but not limited to encryption methods). The service provider or advertiser should have legal title and right of disposal to such data, and has the right to use such data on Tencent Advertising Service Platform.

Party A is aware and undertakes that the title and intellectual property rights in the data, information or aggregate report generated from Party B’s big data analysis service or other data generated from Party B’s services shall be vest in Party B exclusively, and Party A may use the same only for purpose of this Agreement. Party A shall not disclose, divulge or provide to any third party any big data analysis or result provided by Party B. In addition, subject to relevant laws and regulations, Party A shall promptly share any way of handling privacy during the cooperation hereunder, and shall timely provide Party B with relevant information where any risk arises from the cooperation business mode hereunder or other major issues arises from any change of the mode.

2.8 Tencent Platform may provide service providers or advertisers with various advices, references and examples (“Advices”) on content design, paperwork writing, display rules and selection of products based on its industry experience. The Advices are value-added services provided by Tencent Platform for service providers or advertisers, and are for reference only. Service providers or advertisers shall not use such Advices without judgment, and shall evaluate whether to make necessary adjustment based its own circumstances, to ensure their advertisement is legal and lawful. Tencent Platform makes no covenants or warranties on any use of the Advices by any service provider or advertiser. The service provider or advertiser shall assume any legal consequences arising from use of such Advices.

2.9 The Traffic Owner may set up difference advertisement display rules for difference media based on its operation arrangement, use experience or other considerations, such as entity access standards (e.g., natural person, legal person etc.), advertising design standards, advertising review rules, industry access category, qualification review scope, and screen the advertisement applying for display. Party A shall follow the rules of the media it chooses, and agree that the Traffic Owner has the right to screen the advertisement in advance.

2.10 Special provisions on embedded resources

(1) If any media resources involve the embedded resources of self-made drama of Tencent (including self-made film, television and cartoon), Party B shall be responsible to produce relevant embedded resources which shall represent corresponding interest of Party A and Sub-Clients (subject to written confirmation of the parties). Unless as otherwise stipulated, the prices for production and display of the embedded resources shall be included in the total amount of the advertisement execution form. Party B has the right to withdraw or replace the above embedded resources when the display period expires. Party A acknowledges and understands that if the display time of the self-made drama containing the embedded resources is changed or the self-made drama is unable to display, or other circumstance where the interest of Party A or Sub-Client cannot be achieved, due to any adjustment of display timing of any satellite TV or online media, or other factors not attributable to Party B or beyond Party B’s control, Party B shall not be deemed in breach of this agreement, and is not required to compensate Party A or any Sub-Client or assume any other liability for breach of contract.

(2) The content of any embedded resources (including episodes, actors or duration) shall be determined by Party B. Party A may provide advice thereon.

(3) The intellectual property rights to the embedded resources shall vest in Party B. Party A or Sub-Clients shall not use such embedded resources in any other promotion or display channels in whatever form, or license or transfer such resources to any third person. Otherwise, Party A or Sub-Clients shall be liable for all losses incurred by Party B thereby.

(4) If the advertising display cooperation involving the embedded resources is suspended or early terminated (including but limited to withdrawal of advertisement, Party B’s termination of contract for any breach), the production costs of the embedded resources (including but not limited to the costs for shooting, makeup and travel of the artists) shall be borne by Party A. Moreover, Party A shall be liable for all losses of Party B.

3. Party A’s Rights and Obligations

3.1 Party A warrants that it is a legal entity who is duly established and operates according to laws and regulations, has obtained necessary operating qualifications, and has the right and power to execute and perform this agreement. Party A undertakes to follow the rules of Tencent Platform and use funds of lawful source to pay the advertisement costs.

3.2 Party A shall review the qualification, supporting documents, advertising content, and promotion object etc. of the Sub-Clients independently, and shall ensure that they meet the requirements of the Advertising Law of the People’s Republic of China and other relevant laws and regulations as well as Tencent Platform Rules, including but not limited to the following:

(1)             Sub-Clients have the qualification to operate the products and services they provide and to publish advertisements of such products and services.

(2)             Advertising must not contain security threats, including but not limited to phishing websites, viruses, Trojans, and other malicious programs, or any content endangering the security of network or other’s interest.

(3)             Use of any right of others in Advertising including name, image (including cartoon image), logo or works or claim of having any cooperative relationship with others, shall be subject to the prior consent of the right holder.

(4)             The brand, performance, quality, price, undertakings and other content related to Advertising shall be obvious, clear and consistent with the actual situation, including but not limited to the consistency of the content of promised gifts and rewards (including but not limited to game currency, virtual goods, real goods and discounts) with the actual situation and no false awards, prize-giving sales and gifts.

(5)             Landing Pages content or Promotion Targets that Advertising aims at shall be legally established and have legal business qualifications. In addition, Sub-Clients must have legal rights for the Promotion Targets such as websites, and have the right to do marketing on them and use them.

(6)             The advertisement and Promotion Targets shall not contain any content that violates laws and regulations, nor contain any malicious programs that may compromise network security such as hacking, password stealing, Trojans or viruses. For example, promotion websites/applications/public numbers etc. shall not involve in promotion or sale of counterfeit and shoddy products, illegal business activities, dissemination of infringement or pornographic information. In addition, the promoted applications/software or other products shall not result in infringement of the users’ rights and interests, such as unclear deduction of charge items, unclear fee deduction reminders, malicious deduction of fees, and concealed setting of fee deduction procedures.

(7)             Other circumstances provided by laws, regulations, rules or Tencent Platform Rules.

3.3 The content of Landing Pages shall be closely related to Advertising. In addition, the content of Landing Pages actually displayed shall be consistent with the content submitted for review, including but not limited to:

(1)             Landing Pages shall be safe and stable and can be opened for browsing properly.

(2)             No major change may be made to the content displayed on the landing page websites during the period of launch. For example, ordinary products that have been promoted shall not be changed to the products that shall be operated with special operating qualifications. If any change is required, Party B shall be notified in advance and the change shall be submitted to Party B for review.

(3)             No directed jumps of Advertising may be made based on factors such as region, time, and IP to mismatch the links of Landing Pages and Advertising with those at the time of review.

(4)             No act in violation of laws, regulations or provisions in this Agreement may be carried out through setting of malicious codes or viruses on the Landing Pages or any other way.

(5)             Other violations of laws, regulations, or Tencent Platform Rules.

3.4 Party A shall use Tencent Platform in a legal and reasonable way, and shall not conduct any activities that endanger the security of the Tencent Platform or harm the rights and interests of the Platform, including but not limited to:

(1)             Making any changes or attempt to change service system configuration of Tencent Platform or disrupt system security.

(2)             Any action that destroys or attempts to destroy network security including but not limited to maliciously scanning of websites and servers, illegal invasion to systems and illegal acquisition by means of viruses, Trojans, malicious codes and phishing.

(3)             Destructing or disrupting the operation of Tencent Platform or impede the use of Tencent Platform by others with the use of technology or by other means, or create and disseminate methods for implementing the aforementioned purposes.

(4)             Counterfeiting or using counterfeit Tencent platform products (including but not limited to imitation of the forms of Tencent Advertising Services) to mislead or confuse users.

(5)             Other actions that endanger the security of the Tencent Platform or harm the rights and interests of the Tencent Platform.

3.5 Party A shall independently resolve any controversy or dispute arising from Advertising and Promotion Targets etc. and entirely assume relevant liability. For example, Party A shall act in its own name to negotiate with third parties, respond to lawsuits or accept investigation of competent authorities etc., and shall bear all costs and compensation for losses etc.

Party A shall be responsible for any liability of any Sub-Client. If Party A or any Sub-Client violates this Agreement or Tencent Platform Rules and causes losses (including but not limited to the fees paid for handling user complaints, user claims, rights holder claims and administrative penalties etc., and confiscated Advertising Expenses etc.) to Party B, Party A shall make compensation and cooperate on the handling. Party A shall not refuse to undertake the obligations stipulated in this Agreement for the reason that Advertising is displayed for the Sub-Client, and by the Sub-Client through managing any account. If Party A suffers any loss due to any Sub-Client’s violation of Tencent Platform Rules, it shall negotiate and resolve with the Sub-Client.

3.6 Based on the principles of creativity sharing and mutual benefit, Party A agrees to authorize Party B to display, introduce, evaluate and analyze the Advertising of Party A and its Sub-Clients in the form of information network dissemination and on-site training etc. through websites, on-site presentations, design tools, and product functions (including but not limited to introduction of advantages and disadvantages of any Advertising to others), for reference, learning, and selection by others.

4. Party B’s Rights and Obligations

4.1 Party B shall provide technical support or information related to Tencent Advertising Services and shall be responsible for operation and maintenance of the Tencent platform system. In order to improve Tencent Advertising Services, Party B and its affiliates or partners have the right to continuously adjust Tencent Platform and its specific services. The adjustments of names, functions and domain names of Tencent Platform and its specific services will not affect the effectiveness of this Agreement.

Party B has the right to adjust or terminate some or all of the services at any time according to its unilateral operation arrangements, including but not limited to stopping or upgrading certain services, adjusting the functions of certain services or integrating certain services. Party A has the right to decide whether to continue to use relevant services according to its own needs.

4.2 Party B has the right to review the supporting documents and Advertising of Party A and Sub-Clients and decide whether to allow the presentation of Advertising according to Tencent Platform Rules. This review is pro forma. Party B does not make any warranty or covenant on the supporting documents or Advertising, nor represent any confirmation and guarantee on the authenticity and legitimacy of the Advertising. In addition, Party B’s review and approval will not reduce Party A’s liability of guarantee on the authenticity and legitimacy of Sub-Clients’ business qualifications and Advertising. All the resulting responsibilities and consequences shall be borne by Party A.

4.3 In order to protect the interest of the parties, Party B has the right to formulate a special process for handling any infringement complaint, with which Party A and the Sub-Client shall comply. If Party A or any Sub-Client is investigated by the competent authority or is complained by a third party, or if Party A or any Sub-Client complains any third party, Party B has the right to submit the entity information, contact information, relevant content of the complaint and other necessary information of relevant parties (including but not limited to name, telephone number, certificates) to such authority or party, so as to resolve any dispute timely and protect the legitimate rights and interests of the parties. Party A and the Sub-Client shall cooperate.

If Party A or any Sub-Client is investigated by the competent authority or is complained by a third party, Party A shall handle the complaint properly within 3 natural days. Otherwise, Party B has the right to take corresponding measures according hereto, and to advance any payment to resolve the dispute and compensate loss in its sole discretion to protect the legitimate right and interest of the complainant. Party B has the right to deduct corresponding amount directly from the service provider account of Party A or the account of the breaching Sub-Client, or recover such amount otherwise from Party A.

4.4 When any Advertising is investigated by the competent authority or is complained by a third party (including but not limited to users and right holders, the same below), or if Party A or any Sub-Client violates the laws or regulations, Party B has the right to independently judge according to common sense and determine whether Party A has violated laws and regulations. If Party B judges and determines that Party A or any Sub-Client has violated laws and regulations or the terms of this Agreement (including but not limited to delay in payment), Party B has the right to unilaterally take one or more of the following measures against Party A:

(1)             Stopping presentation of allegedly illegal Advertising, whether or not the Advertising is already released.

(2)             Requiring Party A or the breaching Sub-Client to modify the Advertising until it meets relevant regulations or corrects the breach.

(3)             Removing all the Advertising submitted by Party A and the breaching Sub-Client, blocking the service provider account permanently or temporarily.

(4)             Restricting Party A and the breaching Sub-Client from using Tencent Advertising Services, and suspending the review of the content submitted by Party A.

(5)             Imposing a penalty on Party A, deduct the security deposit, or deduct the remaining amount in Party A’s Service Provider Account or the sub-account of the breaching Sub-Client, or requesting Party A to pay cash of equivalent amount within a specified time limit. Relevant expenses may be used to compensate for user losses and to pay reasonable expenses, including but not limited to compensation to Party B or Traffic Owners or other entities for losses (such as administrative fines, claims of right holders, user compensation, and confiscated Advertising Expenses) caused by Party A or the breaching Sub-Client.

(6)             Suspending or terminating distribution of rebates and other special offers (whether or not they have already been generated) and recall offers such as rebates that have already been issued (if relevant rebates has been consumed, Party B has the right to deduct directly the equivalent cash from the Service Provider Account of Party A), or requesting Party A to pay cash of equivalent amount within a specified time limit.

(7)             Deducting all remaining balance of the Party A’s Service Provider Account or the sub-account of the breaching Sub-Client as liquidated damages without refund (if the remaining balance is insufficient to compensate Party B’s losses, Party A shall make up for the insufficiency).

(8)             Closing the account, terminating this Agreement, requiring Party A to assume the liability for breach of contract, etc. Meanwhile, Party B can prohibit Party A from using the Tencent Platform again.

(9)             Other measures taken in accordance with Tencent Platform Rules.

Party A shall be responsible for all disputes and liabilities arising from Party B’s adoption of measures against Party A and its Sub-Clients according to this agreement. In addition, Party A shall bear any resulting losses Party A, any Sub-Client or other entity suffers (including but not limited to clearing of relevant data, failure of any display plan, and Party B’ owning of the remaining advance payment as liquidated damages). If Party B or others suffer losses thereby, Party A shall bear the liability for compensation independently.

4.5 To provide better quality services to the service providers and advertisers, and to enhance the level of Tencent Advertising Service, Party B has the right to sort and analyze any information generated from the use of Tencent Advertising Service by any service provider or advertiser (including but not limited to clicking rate), and use the result from such sorting or analysis for Tencent Advertising Service, including but not limited to providing continuous and better quality services to any later service providers or advertisers, conducting industry analysis or user research based on the information, or providing more appropriate advertisement to relevant users.

4.6 To protect security of the Tencent Platform accounts of service providers and advertisers, Party B has the right to freeze any account without operation during a certain period temporarily, and activate the accounts when Party A requires.

4.7 Party B has the right to transfer its rights and obligations hereunder to its affiliates in whole or in part based on its business needs, provided that it shall notify Party A 30 working days in advance.

4.8 Party B has the right to send information relating to Tencent Advertising Service, including but not limited to marketing events, discounts, new services, advertisement, to Party A by SMS, instant message (such as QQ and WeChat), e-mail, system announcements, and website messages.

4.9 The total compensation amount of Party B for any cooperation hereunder shall not exceed the total advertising cost corresponding to the breaching service. In addition, Party B shall not be liable for any loss arising from or relating to any cooperation hereunder.

5. Costs Settlement

5.1 Advertising Expenses

(1)             Advertising Expenses are calculated in renminbi. Advertising Services run under the prepayment way, except otherwise agreed by the Parties. Party A needs to keep adequate balance in the Service Provider Account and the sub-accounts of Sub-Clients and timely top up such accounts, or make advance payment of Advertising Expenses as prescribed in the advertisement execution form. Otherwise, advertisement services will be affected.

(2)             Data about the number of presentation times, click times and exposure times of advertising, the binding time and unbinding time of Service Providers and Sub-Clients, consumption data during the binding period and other data related to use of Tencent Advertising Services shall be subject to the back-end statistical data of Party B.

(3)             In the case of advertising launch in video CPM, the performance data result shall be subject to that of Party B, or that of any independent third-party advertising performance data monitor that is confirmed by Party A and passes Party B’s technical certification. If the performance data result is subject to that of such third-party advertising performance data monitor, Party A shall provide Party B with the third-party performance monitoring data within the working day after each advertising presentation. Meanwhile, Party B has the right to request at any time during the period of launch that Party A provides the latest third-party performance monitoring data. Party A must provide Party B with the latest third-party performance monitoring data within 1 working day upon receipt of such request from Party B. If Party A doesn’t provide such third-party performance monitoring data within the time agreed, the performance data for CPM advertising specified in this paragraph shall still be subject to data provided by Party B.

5.2 Invoices

(1)             After Party B receives any payment from Party A, Party B shall issue an invoice for Party A according to Party A’s application. The invoice denomination is the total amount of cash paid by Party A to Party B.

(2)             An invoice cannot be issued repetitively. Party A shall take all consequences for any error in title or mailing address of an invoice caused by Party A’s submission of wrong information.

(3)             After Party A’s application is approved, Party B will issue an invoice in the next month after the approval. Once the relevant invoice is sent to Party A’s mailing address, Party B will be deemed to have completed the invoicing obligation.

(4)             Party B only issues invoices to Party A, and Party B does not issue invoices to Party A’s Sub-Clients or any other third party. Party A shall, in accordance with its agreement with Sub-Clients, top up the sub-accounts for Sub-Clients or pay for the expense in the advertisement execution form to Party B, and issue invoices to Sub-Clients.

5.3 Refund

In case of any cash remaining in Party A’s Service Provider Account, Party A may apply for a refund of the remaining cash in the Service Provider Account, subject to the following conditions:

(1)             Party A has filled out relevant application documents, and shall return the invoice to Party B in the month in which the invoice is issued, and Party A has not conducted tax certification on the invoice.

(2)             Party A does not have any outstanding issues, including but not limited to non-compliance penalties, liquidated damages, complaints or disputes.

(3)             The non-cash portion of the Service Provider Account (including but not limited to gifted virtual money, rebates and credits etc.) is non-refundable.

(4)             Party B will re-issue the invoice in accordance with Party A’s actual consumption amount and refund the remaining cash within the following month after receiving the complete and valid invoice returned by Party A.

(5)             Party A shall properly keep the invoices by itself. Party A understands and agrees that if any invoice already issued by Party B cannot be returned (including but not limited to the following situations: Party A has already carried out tax certification of the invoice or the time to return the invoice is beyond the month of the invoicing date), Party A shall provide Party B with necessary information for issuing a negative invoice, such as filling in and uploading the Information Form for Issuing Value-added Tax Special Negative Invoices etc. before applying for a refund. If the invoice issued by Party B cannot be returned or the information necessary for issuing a negative invoice cannot be provided to Party B, the refund cannot be processed, and relevant consequences shall be borne by Party A.

(6)             For the refund that Party B has not yet issued an invoice or has issued an invoice but has not yet delivered to Party A, Party A does not need to provide related invoice information.

6. Rebate Policy

6.1 According to the needs of business development, Party B will independently formulate or adjust different rebate policies (including but not limited to categories, calculation rules, application rules, distribution rules, and forfeiture rules for rebate policy, etc.), which shall be subject to the latest notice from Party B and performed by the Parties. The new rebate policy shall be binding on Party A upon notification and Party A shall comply with it.

6.2           If Party A defers any payment or has any other violation of this Agreement, Party B has the right to suspend or terminate the implementation of the rebate policy or take penalty measures in accordance with the rebate policy; in case of any serious circumstance, Party B has the right to recover the rebates issued (if the rebates issued have already been consumed, Party B has the right to deduct the equivalent cash directly from the Service Provider Account of Party A, or request Party A to pay the equivalent cash within the designated period).

7. Confidentiality

7.1 Both Party A and Party B have provided or disclosed or will provide or disclose certain confidential information for the purposes of this Agreement. Confidential information refers to non-public information (including but not limited to handling plans for user complaints, handling plans for violations, and information of lawsuits), messages, data and material held by one of the Parties and related to its business, operations, technology and rights. The party that discloses the information is referred to as the “Disclosing Party” and the party that accepts the information is referred to as the “Receiving Party”.

7.2 Except as otherwise provided in this Agreement, the Receiving Party shall not use or disclose to any third party any confidential information of the Disclosing Party for the purpose of its own business or for any other purpose without the prior written consent of the Disclosing Party. The Parties shall ensure that their employees perform the above obligation.

7.3 Confidential information does not include any of the following:

(1)             Information that has been known to the public at the time of disclosure;

(2)             Information that is known to the public after disclosure not due to reasons attributable to the Receiving Party;

(3)             Information that the Receiving Party does not undertake the obligation of confidentiality and legitimately obtain from a third party who has proper authority;

(4)             Information independently developed by the Receiving Party without reference to the Disclosing Party’s confidential information;

(5)             Information that the Disclosing Party agrees further disclosure by the Receiving Party in writing, but only in the scope specified in the Disclosing Party’s written consent.

7.4 The Receiving Party will not be liable for any disclosure under the provisions of this Article:

(1)             Either party needs to disclose information to its employees, affiliates and their employees or professional advisors for the purposes of this Agreement.

(2)             Any information about relevant subjects is required to provide to the Service Providers according to the product rules (including but not limited to online payment and other functions) of the services used by Party A and its Sub-Clients or the requirements of the laws and regulations related to the services.

(3)             Where the Receiving Party must disclose any confidential information in accordance with laws, regulations, and stipulations, directives, or requirements of judicial agencies, administrative agencies or stock exchanges, the Receiving Party shall promptly notify the Disclosing Party in writing under feasible and legally permitted conditions, and shall make reasonable efforts to assist the Disclosing Party in seeking remedy measures. If the Disclosing Party fails to obtain remedial measures, the Receiving Party shall use reasonable efforts to provide only the part of the confidential information that is required to be disclosed.

7.5           Notwithstanding the foregoing, Party A recognizes that Party B is a part of a group that incorporates multiple legal entities, and to achieve the goal of cooperation hereunder, Party B may need to disclose confidential information of Party A to its affiliates (defined below). Therefore, Party A hereby agrees:

(1)             Party B may disclose confidential information of Party A to its affiliate in the scope that such disclosure to the affiliate is necessary for realization of this Agreement.

(2)             Disclosure made by or to affiliates of Party B shall be deemed as that made by or to Party B itself.

(3)             Party B may disclose confidential information of Party A to its subcontractor or partner in the scope that such disclosure to the subcontractor or partner is necessary for realization of this Agreement and on the precondition that such subcontractor or partner are under confidentiality obligations that are at least no less strict than those prescribed in this Agreement.

In this Agreement, an “affiliate” means any legal entity that directly or indirectly controls, is controlled by, or is commonly controlled with Party B. “Control”, including “controlled”, “commonly controlled” and other related terms means possession of the power to determine management team and policy trend of the controlled entity at present or in the future, directly or indirectly, through voting rights, contractual terms or other ways. And without limiting any of the foregoing, any entity that possesses or controls at least fifty percent (50%) of voting rights and/or proxy voting rights of issued securities with voting rights, or other forms of owners’ equity of the controlled entity shall be deemed to have the aforementioned control over the controlled entity.

7.6 The confidentiality obligation shall survive the rescission, termination or revocation of this Agreement.

8. Force Majeure and Exclusion of Liabilities

8.1 Either Party that cannot perform or cannot completely perform this Agreement due to force majeure does not need to bear the liability for breach of contract. However, the Party confronting a force majeure event shall notify the other party in writing immediately of the incident and shall present a valid certificate within 5 working days. The Parties shall negotiate whether to continue to implement this Agreement or terminate the Agreement in accordance with the impact of the incident on the performance of the Agreement.

8.2 In view of the special nature of the Internet, Party B’s exemptions include but are not limited to any of the following situations that affect the normal operation of the Tencent Platform:

(1)             Hacker attacks, intrusions or attacks of computer viruses.

(2)             The computer system is destroyed, crashed, or cannot be used normally, causing Party B to fail to perform the Agreement.

(3)             The impact of failure or adjustments of the basic operator or the competent department.

(4)             Temporary closures or service adjustments etc. caused by government regulations.

(5)             Results from promulgation, adjustment, and change of national laws and regulations or policies.

(6)             The circumstances arising from the reasons of Party A or Sub-Clients (including but not limited to operational errors and system failures etc.).

(7)             Other causes not caused by the fault of Party B.

9. Termination of the Agreement

9.1 This Agreement terminates in any of the following situations:

(1)             The Parties agree to terminate the Agreement.

(2)             Any Party is deregistered, bankrupt or dissolved.

(3)             The service period expires, and the Parties fail to renew the Agreement or either party terminates the Agreement.

(4)             The Agreement cannot be performed or is unnecessary to performed due to the influence of force majeure.

(5)             Other circumstances in which either party violates this Agreement and results in the termination of the Agreement.

9.2 After the termination of the Agreement, Party A shall immediately stop using Party B’s brand and logo in any way, and shall no longer conduct business in the name of a Service Provider of Tencent Advertising Services.

9.3 Regardless of whether this Agreement is terminated or cancelled for any reason, Party A shall properly protect the legitimate rights and interests of Sub-Clients. Otherwise, Party B is entitled to continue to provide services to Sub-Clients in other ways depending on the circumstances. Other ways include but are not limited to direct management of Party B and re-designation of Service Providers for Sub-Clients.

9.4 Early termination of this Agreement does not affect the rights and obligations that have been generated by the Parties in accordance with this Agreement prior to the early termination date of this Agreement.

10. Governing Law and Dispute Resolution

10.1 The Agreement is signed in Nanshan, Shenzhen, Guangdong, the People’s Republic of China.

10.2 The laws of the People’s Republic of China, excluding the conflict of laws, shall apply to all issues concerning the conclusion, performance, alteration, termination and rescission of this Agreement.

10.3 If any controversy arises between the Parties with respect to this Agreement, it shall first be settled through friendly consultation. If the consultation fails, the Parties shall submit the controversy to the people’s court that has jurisdiction over the place where the Agreement is signed.

11. Miscellaneous

11.1 This Agreement includes the text of the Agreement and all Tencent Platform Rules that have been published or may be released in the future. The above content is an integral part of this Agreement and has the same legal effect as the text of this Agreement. Party A shall comply with all the above when using Tencent Platform services.

11.2 The cooperation period between the Parties shall begin on January 1, 2019 and end on December 31, 2019. If neither party requests non-renewal of the Agreement before its expiration in written, the cooperation period between the Parties will be automatically renewed for 1 year on a recurring basis.

Each party shall have the right to notify the other party in writing 30 calendar days in advance to terminate this Agreement. the Parties shall settle the fees in accordance with the provisions of this Agreement and properly handle related matters (if any) such as user complaints, liquidated damages, compensation payments and refunds.

11.3 If the term of validity of this Agreement is inconsistent with the duration for Party A to use Tencent Advertising Services, the term of validity of this Agreement will automatically cover the entire period during which Party A uses Tencent Advertising Services. Unless otherwise agreed by the Parties or similar agreements are signed, this Agreement continues to be effective during the term that Party A uses Tencent Advertising Services.

11.4 If any term of this Agreement is deemed invalid or unenforceable, the remaining terms shall still have legal effect, except that the above terms shall be severed.

11.5 This Agreement is made in duplicate with each party holding one and shall be legally binding on the Parties after being sealed by the Parties.

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Party A: OptAim (Beijing) Information Technology Company Limited

(Company seal: /s/ OptAim (Beijing) Information Technology Company Limited)

Date: February 19, 2019

Party B: Beijing Tencent Culture Media Co., Ltd.

(Company seal: /s/ Beijing Tencent Culture Media Co., Ltd.)

Date: February 19, 2019